FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                 Washington D.C.
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17 (a) of the Public Utility Holding Company Act of 1935 or Section 30 (f) of the Investment Company Act of 1940

1.       Name and Address of Reporting Person
         Elizabeth T. Solberg
         2405 Grand Avenue
         Kansas City, MO 64108

2.       Issuer Name and Ticker or Trading Symbol
         Ferrellgas Partners, L.P. (FGP)

3.       IRS or Identification Number of Reporting Person, if an entity
         (Voluntary)


4.       Statement for Month/Day/Year
         April 28, 2003

5.       If Amendment Date of Original (Month/Day/Year)
         N/A

6.       Relationship of Reporting Person to Issuer (Check all applicable)
             X     Director
         ---------
                   Officer (Give title below)
         ---------
                   10% Owner
         ---------
                   Other (specify below)
         ---------
         Director
         --------

7.       Individual or Joint/Group Filing (Check Applicable)
             X     Form filed by One Reporting Person
         ---------
                   Form Filed by More than One Reporting Person
         ---------

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.       Title of Security (Instr. 3)
         Common Unit

2.       Transaction Date (Month/Day/Year)
         April 23, 2003

2A.      Deemed Execution Date, if any (Month/Day/Year)
         April 25, 2003

3.       Transaction Code (Instr.8)
             P     Code
         ---------
                   Code
         ---------

4.       Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
             231   Amount
         ---------
             A     (A) or (D)
         ---------
          $20.74   Price
         ---------

5. Amount of Securities Beneficially Owned Following Reported Transactions (Instr. 3 and 4)
         8,431

6.       Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
         D

7.       Nature of Indirect Beneficial Ownership (Instr. 4)
         N/A


Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)

2. Conversion or Exercise Price of Derivative Security

3. Transaction Date (Month/Day/Year)

3A. Deemed Execution Date, if any (Month/Day/Year)

4. Transaction code (Instr. 8)
                   Code
         ---------
         ---------  V

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3,4, and 5)
                   (A)
         ---------
                   (D)
         ---------

6.       Date Exercisable and Expiration Date (Month/Day/Year)
                   Date Exercisable
         ---------
                   Expiration Date
         ---------

7.       Title and Amount of Underlying Securities (Instr. 3 and 4)
                   Title
         ---------
                   Amount or Number of Shares
         ---------

8.       Price of Derivative Security (Instr. 5)

9. Number of Derivative Securities Beneficially Owned Following Reported Transactions (Instr. 4)

10.      Ownership Form of Derivative Security: Direct (D) or Indirect (I)
         (Instr. 4)

11.      Nature of Indirect Beneficial Ownership (Instr.4)

/s/ Elizabeth T. Solberg                                        April 28, 2003
--------------------------------------------                    ----------------
Signature of Reporting Person                                   Date


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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